VALHI REPORTS THIRD QUARTER 2020 RESULTS

DALLAS, TEXAS . . November 5, 2020.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $15.4 million, or $.54 per diluted share, in the third quarter of 2020 compared to net income of $13.1 million, or $.46 per diluted share, in the third quarter of 2019. For the first nine months of 2020, Valhi reported net income attributable to Valhi stockholders of $30.7 million, or $1.08 per diluted share compared to net income of $38.5 million, or $1.35 per diluted share in the first nine months of 2019.  Net income attributable to Valhi stockholders increased in the third quarter of 2020 as compared to the third quarter of 2019 due to the net effects of lower operating results from our Chemicals Segment and our Component Products Segment offset by lower income taxes in 2020.  Net income attributable to Valhi stockholders decreased for the first nine months of 2020 due to the net effects of lower operating results from our Chemicals Segment and our Component Products Segment,  higher income from tax increment infrastructure reimbursement from our Real Estate Management and Development Segment in 2020 and a litigation settlement charge in the second quarter of 2019.
The Chemicals Segment’s net sales were $416.9 million for the third quarter of 2020 compared to $437.4 million in the third quarter of 2019 and $1.2 billion for the nine months ended September 30, 2020 compared to $1.4 billion in the same period of 2019. The Chemicals Segment’s net sales decreased in 2020 primarily due to lower sales volumes and lower TiO2 selling prices.  TiO2 sales volumes were 6% lower in the third quarter of 2020 as compared to the third quarter of 2019 primarily due to lower demand in European and export markets and were 11% lower in the first nine months of 2020 compared to the same period in 2019 primarily due to lower sales volumes in all major markets resulting from demand contraction related to the COVID-19 pandemic. The Chemicals Segment’s average TiO2 selling prices were 4% lower in the third quarter and 2% lower in first nine months of 2020 as compared to the same periods of 2019.  TiO2 selling prices will increase or decrease generally as a result of competitive market pressures, changes in the relative level of supply and demand as well as changes in raw material and other manufacturing costs. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing our Chemicals Segment’s net sales by approximately $7 million in the third quarter of 2020 and decreasing net sales by approximately $4 million in the first nine months of 2020 as compared to the third quarter and first nine months of 2019.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the third quarter of 2020 was $21.6 million as compared to $36.3 million in the third quarter of 2019. The Chemicals Segment’s operating income decreased in the third quarter of 2020 primarily due to the effects of lower sales volumes and lower average TiO2 selling prices partially offset by lower production costs.   The Chemicals Segment’s operating income for the first nine months of 2020 was $104.3 million compared to $139.6 million in the same period of 2019.  The Chemicals Segment’s operating income decreased in 2020 primarily due to the unfavorable effects of lower sales volumes, lower average TiO2 selling prices and higher raw materials and other production costs.  The Chemicals Segment’s TiO2 production volumes were 11% lower in the third quarter and 5% lower in the first nine months of 2020 as compared to same periods of 2019.  The Chemicals Segment’s production facilities operated at overall average capacity utilization rates of 95%, 96% and 86% in the first, second and third quarters of 2020, respectively, as compared to 97% in the first, second and third quarters of 2019. Early in the third quarter of 2020, the Chemicals Segment decreased production levels to align with demand and its market expectations for the near term as a result of the COVID-19 pandemic, and late in the third quarter it began increasing production levels as demand improved.  Fluctuations in currency exchange rates also affected operating income comparisons, increasing operating income by approximately $6 million in the first nine months of 2020 as compared to the same period of 2019.

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The Component Products Segment’s net sales were $28.4 million for the third quarter of 2020 compared to $29.7 million in the third quarter of 2019 and $84.5 million for the nine months ended September 30, 2020 compared to $94.6 million for the same prior year period.  Operating income attributable to the Component Products Segment was $2.1 million for the third quarter of 2020 compared to $4.3 million for the third quarter of 2019 and $9.5 million for the first nine months of 2020 compared to $14.3 million for the same prior year period.  In the third quarter of 2020, the Component Products Segment’s sales began to recover from the historically low levels experienced during the second quarter, although the COVID-19 pandemic continues to impact its operations and demand for its products. The Component Products Segment’s operating income for the third quarter and the first nine months of 2020 compared to the same periods in 2019 was negatively impacted by higher fixed cost per unit of production as the result of lower production volumes in the second quarter which increased the cost of inventory produced in the second quarter and sold in the third quarter of 2020. In the third quarter, the Component Products Segment’s manufacturing operations returned to more normal production rates as demand from its customers began to return, although for the most part, below pre-pandemic levels.

The Real Estate Management and Development Segment had sales of $13.3 million in the third quarter of 2020, including $10.6 million in revenue on sales of land held for development, compared to sales of $8.1 million in the third quarter of 2019, including $6.3 million in sales of land held for development. For the first nine months of 2020 the Real Estate Management and Development Segment had sales of $24.5 million, including $16.8 million in revenue on sales of land held for development, compared to sales of $30.5 million, including $24.3 million in sales of land held for development in the first nine months of 2019. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder output during the year.  Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed.  As a result of the COVID-19 pandemic, in the second quarter of 2020 some residential builders delayed or canceled closing on certain parcels in escrow and our Real Estate Management and Development Segment began delaying or curtailing infrastructure development activities where possible to align with expected builder output in 2020, which in turn affects the amount of revenue we recognize. In the third quarter, land sales activities improved, including increases in both the number of acres sold and entered into escrow. The Real Estate Management and Development Segment had operating income in the third quarter of 2020 of $5.2 million compared to operating income of $.8 million in the third quarter of 2019 and operating income of $25.4 million for the first nine months of 2020 compared to $13.7 million for the same period of 2019.  Operating income in the first nine months of 2020 includes income related to the recognition of tax increment reimbursement note receivables of $19.1 million ($9.9 million, or $.35 per diluted share, net of income taxes and noncontrolling interest) compared to $8.8 million ($4.6 million, or $.16 per diluted share, net of income taxes and noncontrolling interest) of such income recognized in the first nine months of 2019.  Operating income for the third quarter of 2020 includes $4.0 million ($2.0 million, or $.07 per diluted share, net of income taxes and noncontrolling interest) of income related to proceeds BMI received associated with a prior land sale.

Corporate expenses were 12% lower in the third quarter and 10% lower for the first nine months of 2020 as compared to the same periods in 2019 primarily due to lower litigation and related costs. The first nine months of 2019 includes a litigation settlement charge of $19.3 million mostly recognized in the second quarter ($12.8 million, or $.45 per diluted share, net of income taxes and noncontrolling interest) for a settlement agreement at NL that was approved by the court in July 2019.  Insurance recoveries aggregated $5.2 million ($3.3 million, or $.11 per diluted share, net of income taxes and noncontrolling interest) in the first nine months of 2019 and substantially all of the insurance recoveries we recognized in 2019 relate to a settlement NL reached with a single insurance carrier that agreed to reimburse NL for a portion of its past and future litigation defense costs.  In the first quarter of 2020, Kronos recognized a $1.5 million insurance settlement gain ($.8 million, or $.03 per diluted share, net of income taxes and noncontrolling interest) related to a property damage claim.  In the third quarter of 2019, NL recognized a $4.4 million gain ($2.9 million, or $.10 per diluted share, net of income taxes and noncontrolling interest) related to the sale of excess property. Income taxes decreased in the third quarter and first nine months of 2020 primarily due to lower income from operations in the third quarter and first nine months of 2020 and a decrease in our 2020 expected annual effective income tax rate recognized in the third quarter of 2020.

Our results of operations for the first nine months of 2020 were significantly impacted by the COVID-19 pandemic, primarily in the second and third quarters, specifically through reduced demand for many of our segments’ products resulting from the rapid contraction of the global economy. The extent of the COVID-19 impact on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the global economy thereby reducing customer demand for certain of our segments’ products, including the timing and extent to which  our segments’ customers’ operations continue to be impacted, their customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in their  operations or their suppliers’ operations, all of which are difficult to predict.

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The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs, reduce demand or perceived demand for TiO2, component products and land held for sale or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);

•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19);

•	Decisions to sell operating assets other than in the ordinary course of business;
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•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2020	2019	2020
	(unaudited)		(unaudited)
Net sales
Chemicals	$437.4	$416.9	$1,358.4	$1,223.9
Component products	29.7	28.4	94.6	84.5
Real estate management and development	8.1	13.3	30.5	24.5

Total net sales	$475.2	$458.6	$1,483.5	$1,332.9

Operating income

Chemicals	$36.3	$21.6	$139.6	$104.3
Component products	4.3	2.1	14.3	9.5
Real estate management and development	.8	5.2	13.7	25.4

Total operating income	41.4	28.9	167.6	139.2

General corporate items:
Securities earnings	2.6	.9	9.0	3.5
Insurance recoveries	.2	-	5.2	1.6
Gain on land sales	4.4	-	4.4	-
Changes in market value of Valhi common stock held by subsidiaries	(3.1)	.7	(.1)	(2.2)
Other components of net periodic pension and OPEB expense	(4.1)	(5.2)	(12.3)	(14.9)
Litigation settlement expense, net	.3	-	(19.3)	-
General expenses, net	(9.5)	(8.4)	(28.2)	(25.5)
Interest expense	(10.3)	(8.9)	(30.7)	(27.4)

Income before income taxes	21.9	8.0	95.6	74.3

Income tax expense (benefit)	4.7	(11.4)	31.8	21.2

Net income	17.2	19.4	63.8	53.1

Noncontrolling interest in net income
of subsidiaries	4.1	4.0	25.3	22.4

Net income attributable to Valhi stockholders	$13.1	$15.4	$38.5	$30.7

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.46	$.54	$1.35	$1.08

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

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VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2020 vs. 2019	2020 vs. 2019

Percentage change in TiO2 net sales :
TiO2 sales volumes	(6)%	(11)%
TiO2 product pricing	(4)	(2)
TiO2 product mix/other	3	3
Changes in currency exchange rates	2	-

Total	(5)%	(10)%

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